Filed pursuant to Rule 424(b)(3)

Registration No. 333-230888

PROSPECTUS SUPPLEMENT No. 65

(to Prospectus dated April 19, 2019)

PARKERVISION, INC.

12,800,000 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated April 19, 2019, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 12,800,000 shares of our common stock, par value $0.01 per share (“Common Stock”), consisting of (i) up to 7,800,000 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option for, convertible promissory notes and (ii) 5,000,000 shares of Common Stock issuable upon the exercise of a five-year warrant.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the warrant is exercised for cash, we will receive up to an aggregate of $800,000 in gross proceeds. We expect to use proceeds received from the exercise of the warrant, if any, to fund our patent enforcement actions and for other working capital and general corporate purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2024.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any such authority has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 7, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2024

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 4.01  Changes in Registrant’s Certifying Accountant

On November 1, 2024 MSL, P.A. (“MSL”), ParkerVision, Inc.’s (the “Company”) independent registered public accounting firm, notified the Audit Committee of the Company’s board of directors (the “Committee”) and Company management that MSL (i) entered into a transaction with Forvis Mazars, LLP (“Forvis Mazars”), whereby substantially all of the partners and employees of MSL became partners and employees of Forvis Mazars effective such date, (ii) will no longer be providing accounting and auditing services and (iii) will cease its services as the Company’s accountants upon completion of the review of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024. The Committee has commenced a search for a successor independent registered public accounting firm.

The audit report of MSL on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2022 and December 31, 2023 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for the qualification related to the substantial doubt about the Company's ability to continue as a going concern.

During the years ended December 31, 2022 and December 31, 2023 and for the subsequent interim period through November 1, 2024, (i) there were no disagreements with MSL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MSL’s satisfaction, would have caused MSL to make reference to the subject matter thereof in connection with its report for such year and (ii) there were no reportable events as the term described in Item 304(a)(1)(v) of Regulation S-K.

Pursuant to Item 304(a)(3) of Regulation S-K, a letter addressed to the Securities and Exchange Commission from MSL is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
16.1	Letter from MSL, P.A. to the Securities and Exchange Commission dated November 7, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2024
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer